Exhibit 99.2

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Polar Air Cargo, Inc. and the Airline Pilots Association
Released from Negotiations by National Mediation Board

30-Day Cooling Off Period Begins;
Merger Suspended

Purchase, N.Y., August 16, 2005 – Polar Air Cargo, Inc. (Polar), a subsidiary of Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), and the Airline Pilots Association (ALPA), the collective bargaining representative of the Crewmembers employed by Polar, were released today from negotiations by the National Mediation Board (NMB) into the 30-day cooling off period that must occur before either party can engage in economic self-help, which includes the right to strike on the part of the Polar Crewmembers.

This action by the NMB followed a decision by ALPA to reject the NMB’s proffer of binding arbitration. The 30-day cooling off period is set to expire at 12:01 a.m. EDT on September 16, 2005.

“While the Company is committed to reaching an agreement, we simply can’t agree to a contract that further challenges the viability of our scheduled service business,” said Jeffrey H. Erickson, President and CEO of AAWW. “Unlike other carriers that have entered or threatened to enter bankruptcy, we have never asked our Crewmembers to take any kind of pay or benefit cut or make any kind of work rule concessions. Instead, we have offered a fair agreement that includes significant wage and benefit increases, which is extraordinary in the current environment.”

In its effort to reach a bridge agreement pending the completion of the merger, the Company had offered an immediate 10.5% pay raise plus profit sharing, with no work rule changes to the existing contract. This offer would have put the Polar Crewmembers’ contract at parity with the contract covering the Crewmembers of Atlas Air, Inc. (Atlas), also an operating subsidiary of AAWW, and the leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. ALPA has continued to demand a 32% increase, 20% effective immediately and another 11% effective December 1.

AAWW is also immediately suspending its previously announced plans to combine the bargaining units and merge the operating certificates of Atlas and Polar. “Due to the uncertainties associated with the release into the 30-day cooling off period, the Company does not believe it is advisable to continue to pursue the merger at this time,” Mr. Erickson continued. “We are, therefore, suspending the merger pending the outcome of these negotiations.”

Mr. Erickson concluded by saying, “While we still want to reach an agreement and are hopeful that a labor disruption can be avoided, as a result of this development the Company will implement its contingency plans to mitigate the impact of any work stoppage.”

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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